EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	State or Jurisdiction of Incorporation

Beanstalk Benefits, Inc.	Delaware
Claims Services International Limited	England and Wales
Colonial Life & Accident Insurance Company	South Carolina
Duncanson & Holt Europe Ltd.	England and Wales
Duncanson & Holt, Inc.	New York
Fairwind Insurance Company	Vermont
First Look Vision Network, L.L.C.	Missouri
First Unum Life Insurance Company	New York
H&J Capital, L.L.C.	Louisiana
LeaveLogic, Inc.	Delaware
National Dental Plan Limited	England and Wales
Provident Investment Management, LLC	Tennessee
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Starmount Life Insurance Company	Maine
Starmount Managed Dental of California, Inc. dba Unum Dental HMO Plan	California
The Paul Revere Life Insurance Company	Massachusetts
UDVAS, LLC	Delaware
Unum European Holding Company Limited	England and Wales
Unum Insurance Agency, LLC	Delaware
Unum Insurance Company	Maine
Unum Ireland Limited	Ireland
Unum Life Insurance Company of America	Maine
Unum Limited	England and Wales
Unum Select Limited	England and Wales
Unum Zycie Towarzystwo Ubezpieczen i Reasekuracji Spolka Akcyjna	Poland